Exhibit 99.1

Infinity Natural Resources Appoints Timothy Dugan
to Board of Directors
July 15, 2026
MORGANTOWN, W. Va. --(BUSINESS WIRE)-- Infinity Natural Resources, Inc. (“Infinity” or the “Company”) (NYSE: INR) today announced the appointment of Timothy Dugan to its Board of Directors (the “Board”) on July 13, 2026.
Mr. Dugan brings more than four decades of leadership experience across the Appalachian energy industry, having served as a chief executive officer, chief operating officer and public company director. His background spans upstream operations, midstream infrastructure, capital allocation and strategic transactions, providing the Board with extensive operational and industry expertise.
“Tim is a highly respected executive in the Appalachian energy industry, with a proven track record of building high-quality businesses, creating shareholder value and leading organizations through periods of growth and strategic transformation,” said Zack Arnold, President and Chief Executive Officer of Infinity. “Having had the opportunity to work alongside Tim earlier in my career, I have seen firsthand his leadership, operational expertise and strategic judgment and look forward to working with him again. His decades of experience across our basin and thoughtful leadership will be invaluable as we continue executing our long-term strategy. We are pleased to welcome Tim to our Board.”
Mr. Dugan most recently served as President and Chief Executive Officer of Olympus Energy, where he led the company through its successful sale to EQT Corporation (NYSE: EQT). Previously, he served as Executive Vice President and Chief Operating Officer of CNX Resources Corporation (NYSE: CNX), where he also served as Chief Operating Officer and a director of CNX Midstream Partners LP.
Over a career spanning more than 40 years, Mr. Dugan has led large-scale upstream development programs, overseen midstream infrastructure and played a key role in strategic transactions across the Appalachian Basin. Earlier in his career, he held senior operational and engineering roles at Chesapeake Energy, Equitable Production Company and Cabot Oil & Gas Corporation. Mr. Dugan holds a Bachelor of Science degree in Chemical Engineering from the University of Pittsburgh.
About Infinity
Infinity (NYSE: INR) is a growth oriented, independent energy company focused on the acquisition, development, production and gathering of hydrocarbons in the Appalachian Basin. Our operations are focused on the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.
Contacts
Thomas Marchetti
Vice President, Investor Relations
Infinity Natural Resources, Inc.
Email: ir@infinitynr.com

Source: Infinity Natural Resources, Inc.